Exhibit 5.1

[Katten Letterhead]

November 22, 2006

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Re:	Carrols Restaurant Group, Inc.
Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-137524) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the initial public offering by the Company of up to 5,666,666 shares (the “Company Shares”) and by certain stockholders of the Company (the “Selling Stockholders”) of up to 11,583,334 shares (including 2,250,000 shares subject to an over-allotment option) (the “Secondary Shares” and along with the Company Shares, the “Shares”) of the Company’s Common Stock, par value $0.01 per share.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the underwriting agreement (the “Underwriting Agreement”) among the Company, the Selling Stockholders, Wachovia Capital Markets LLC and Banc of America Securities LLC, as representatives of the underwriters named therein, has been duly executed and delivered; and (iii) the Shares have been issued, sold and paid for in the manner described in the Registration Statement and in the Underwriting Agreement:

(1)	the issuance and sale of the Company Shares will have been duly authorized, and the Company Shares will be validly issued, fully paid and nonassessable; and

(2)	the Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP

2